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                                                                    EXHIBIT 4.15

                             MARKET ACCESS PROGRAM
                              MARKETING AGREEMENT

THIS AGREEMENT (the "Agreement") made and entered into this 30th day of March, 1999, by and between CONTINENTAL CAPITAL & EQUITY CORPORATION, located at 195 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, hereinafter referred to as "CCEC," and MUSTANG SOFTWARE, INC., located at 6200 Lake Ming Road, Bakersfield, California 93306, hereinafter referred to as "Company."

WITNESSETH:

For and consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1. EMPLOYMENT. Company hereby hires and employs CCEC as an independent contractor; and CCEC does hereby accept its position as an independent contractor to the Company upon the terms and conditions hereinafter set forth.

2. TERM. The term of this Agreement shall be from April 1, 1999 through March 31, 2000. However, CCEC will agree to provide the Company with the option to terminate this Agreement following three (3) months only in the event that CCEC fails to successfully introduce the Company to a qualified analyst in the first ninety (90) days of effective representation.

3. DUTIES AND OBLIGATIONS OF CCEC. CCEC shall have the following duties and obligations under this Agreement.

     3.1 Establish a financial public relations methodology designed to increase awareness of the Company within the investment community.

     3.2 Assist the Company in the implementation of its business plan and in accurately disseminating information to the marketplace, which information has been provided by the Company.

     3.3 To expose the Company to a broad network of active retail brokers, financial analysts, institutional fund managers, private investors and active financial newsletter writers.

     3.4 Prepare Company due diligence reports, corporate profile and fact sheets.

     3.5 Conduct a tele-marketing campaign to the investment community and brokerage community and conduct teleconferences with a CCEC moderator, Company executive(s), and brokers, financial analysts, fund managers and the like.

     3.6 Feature the Company's corporate profile or fact sheet on CCEC's web site(s).

     3.7 Assist the Company in the preparation of all press releases and coordinate the releases via a Company paid account with PR NewsWire or BusinessWire.

     3.8 Fax broadcast press releases, broker updates, Company newsletters to brokers, institutional fund managers, financial analysts and accredited investors.

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     3.9  E-mail press releases, corporate announcements, broker updates,
Company news developments to a targeted e-mail database of brokers, institutional fund managers, financial analysts, and accredited investors.

     3.10 Serve as the Company's external publicist and endeavor to obtain media coverage on the Company in both trade and industry press, on local and national radio and/or TV programming, in subscription-based financial newsletters, and on the worldwide web.

     3.11 Strive to obtain the Company institutional analyst coverage and investment banking sponsorship.

ALL OF THE FOREGOING CCEC PREPARED DOCUMENTATION CONCERNING THE COMPANY, INCLUDING, BUT NOT LIMITED TO, DUE DILIGENCE REPORTS, CORPORATE PROFILE, FACT SHEETS, AND QUARTERLY NEWSLETTERS, SHALL BE PREPARED BY CCEC FROM MATERIALS SUPPLIED TO IT BY THE COMPANY AND SHALL BE APPROVED BY THE COMPANY PRIOR TO DISSEMINATION BY CCEC.

4. CCEC's COMPENSATION. Upon the execution of this Agreement, Company hereby covenants and agrees to pay CCEC as follows:

     4.1 $4,000 (Four Thousand U.S. Dollars) cash monthly, with the first cash payment due upon execution of this Agreement and subsequent cash payments due on the 1st of each month for the term of this Agreement.

          o Upon the Company receiving formal "qualified" analyst sponsorship, the monthly retainer shall be increased $1500 per month. "Qualified analyst" shall be defined as any analyst with a regional, reputable investment banking firm whose research is published via Zacks or other applicable national published institutional research consolidator.

     4.2 CCEC shall be entitled to receive an option or warrant to purchase up to 200,000 common shares of the Company's stock, at an exercise price as follows:

          o 35,000 shares valued at $1.00 above the closing bid price on the day this Agreement is executed. Said shares shall vest immediately upon execution of this Agreement.
          o 45,000 shares valued at $2.00 above the closing bid price on the day this Agreement is executed. Said shares shall vest on July 1, 1999.
          o 55,000 shares valued at $3.00 above the closing bid price on the day this Agreement is executed. Said shares shall vest on October 1, 1999.
          o 65,000 shares valued at $4.00 above the closing bid price on the day this Agreement is executed. Said shares shall vest on January 1, 2000.

     4.3 The Company agrees to issue CCEC piggyback registration rights for the common shares underlying the option/warrants listed above, whereby all of these shares will be registered for resale by CCEC on the first applicable S-3 Registration Statement, or other applicable registration statement, filed by the Company with the U.S. Securities & Exchange Commission; said underlying common shares shall be held by the Company until such time as CCEC elects to exercise its option or warrant to purchase the common shares.

The term of the option/warrant shall expire 12 months from the effective date of the above mentioned Registration Statement, except in the event that the Company elects to exercise its right to terminate this Agreement pursuant to the conditions outlined in Section 2 herein, at which time the term of the option/warrant shall expire immediately.

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5.   CCEC's EXPENSES AND COSTS: Company shall pay all reasonable costs and expenses incurred by CCEC, its directors, officers, employees and agents, in carrying out its duties and obligations pursuant to the provisions of this Agreement, excluding CCEC's general and administrative expenses and costs, but including, but not limited to, the following costs and expenses provided all costs and expense items in excess of $500.00 (Five Hundred U.S. Dollars) must be approved by the Company in writing prior to CCEC's incurrence of the same:

     5.1 Travel expenses, including but not limited to transportation, lodging and food expenses, when such travel is conducted and at the request of the Company.

     5.2  Seminars, expositions, money and investment shows.

     5.3 Contract fees and costs incurred in preparation of research reports, when applicable.

     5.4  Cost of on-site due diligence meetings, if any.

     5.5 Printing and publication costs of brochures and marketing materials which are not supplied by the Company.

     5.6  Corporate web site development costs.

     5.7 Printing and publication costs of Company annual reports, quarterly reports, and/or other shareholder communication collateral material which are not supplied by Company.

     5.8 Creation, production and mailing of Inside Wall Street lead generation pieces and associated fulfillment material and services, i.e. corporate profiles, presidential cover letters, pre-printed envelopes, 1-800 numbers, postage, list selection, lead distribution, etc., at an established price of $2.00 per Inside Wall Street piece mailed.

Company shall pay to CCEC reasonable costs and expenses incurred with ten (10) days of receipt of CCEC's written invoice for the same, excluding any costs associated with material and services defined in Section 5.8 above, which are due and payable in advance of material production.

6. COMPANY'S DUTIES AND OBLIGATIONS. Company shall have the following duties and obligations under this Agreement.

     6.1 Cooperate fully and timely with CCEC so as to enable CCEC to perform its obligations under this Agreement.

     6.2 Within ten (10) days of the day of execution of this Agreement to deliver to CCEC a complete due diligence package on the Company including all the Company's filings with the Securities and Exchange Commission within the last twelve months, the last twelve months of press releases on the Company and all other relevant materials with respect to such filings, including but not limited to corporate reports, brochures, and the like; a list of the names and addresses of all the Company's shareholders known to the Company; and a list of the brokers and market makers in the Company's securities and which have been following the Company.

     6.3 The Company will act diligently and promptly in reviewing materials submitted to it from time to time by CCEC and inform CCEC of any inaccuracies contained therein prior to the dissemination of such materials.

     6.4 Immediately give written notice to CCEC of any change in Company's financial condition or in the nature of its business or operations which had or might have an adverse material effect on its operations, assets, properties or prospects of its business.

     6.5 Immediately pay all costs and expenses incurred by CCEC under the provisions of this Agreement when presented with invoices for the same by CCEC.

     6.6 Give full disclosure of all material facts concerning the Company to CCEC and update such information on a timely basis.

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     6.7  Promptly pay the compensation due CCEC under the provisions of this
Agreement.

7. NONDISCLOSURE. Except as may be required by law, Company, its officers, directors, employees, agents and affiliates shall not disclose the contents and provisions of this Agreement to any individual or entity without CCEC's expressed written consent subject to disclosing same further to Company counsel, accountants and other persons performing investment banking, financial or related functions for Company.

8. REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to the other party for the purpose of inducing the other party to enter into and consummate this Agreement as follows:

     8.1 Each party has the power and authority to execute, deliver and perform this Agreement.

     8.2 The execution and delivery by the parties of this Agreement have been duly and validly authorized by all requisite action by the respective parties. No license, consent or approval of any person is required for the Company or CCEC's execution and delivery of this Agreement.

     8.3 This Agreement has been duly executed and delivered by the Company and CCEC. This Agreement is a legal, valid and binding obligation of the Company and CCEC and is enforceable against the parties in accordance with its respective terms, subject to the effect to any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and to general principles of equity.

     8.4 The execution and delivery by the parties of this Agreement do not conflict with, constitute a breach of or a default under (i) any applicable law, or any applicable rule, judgement, order, writ, injunction, or decree of any court; (ii) any applicable rule or regulation of any administrative agency or other governmental authority; (iii) the certificate of incorporation and bylaws of the parties; (iv) any agreement, indenture, instrument or contract to which the Company or CCEC is now a party or by which they are bound.

     8.5 No representation or warranty by the Company in this Agreement and no information in any statement, certificate, exhibit, schedule or other document furnished, or to be furnished by the Company to CCEC pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading There is no fact which the Company has not disclosed to CCEC, in writing, or in SEC filings or press releases, which materially adversely affects, nor, so far as the Company can now reasonably foresee, may adversely affect the business, operations, prospects, properties, assets, profits or condition (financial or otherwise) of the Company.

     8.6 CCEC represents that it is, and will remain in compliance with all applicable laws, rules and regulations of the securities industry during the term of this Agreement.

9.   MISCELLANEOUS

     9.1 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties hereto at their addresses indicated hereinafter. Either party may change his or its address for the purpose of this paragraph by written notice similarly given. Parties addresses are as follows:

        COMPANY:   6200 Lake Ming Road
                   Bakersfield, California 93306

        CCEC:      Suite 200
                   195 Wekiva Springs Road
                   Longwood, Florida 32779

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     9.2  Entire Agreement. This Agreement represents the entire Agreement between he Parties in relation to its subject matter and supersedes and voids all prior agreements between such Parties relating to such subject matter.

     9.3 Amendment of Agreement. This Agreement may be altered or amended, in whole or in part, only in a writing signed by both Parties.

     9.4 Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of a like or different nature, unless such shall be signed by the person making such waiver and/or which so provides by its terms.

     9.5 Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

     9.6 Situs. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue shall be in the Federal Courts of the United States located in the State of the Party pursuing legal remedy to any issue associated with the non-performance of CCEC or the Company, whichever may be applicable and defined herein.

     9.7 Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their heirs, personal representatives, successors and assigns.

     9.8 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provisions and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

     9.9 Arbitration. Except as to a monetary default by the Company hereunder, any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration. Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association or any successor. The award of the Arbitration shall be binding on the Parties. Judgement may be entered upon an arbitration award in a court of competent jurisdiction and confirmed by such court. Venue for arbitration proceedings shall be in the State of the Party pursuing legal remedy to any issue associated with the non-performance of CCEC or the Company, whichever may be applicable and as defined herein. The costs of arbitration, reasonable attorneys' fees of the Parties, together with all other expenses, shall be paid as provided in the Arbitration award.

     9.10 Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States Dollars.

     9.11 Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, an all of such counterparts shall constitute (1) one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

CONTINENTAL CAPITAL & EQUITY CORPORATION

/s/ JIM SCHNARF, CFO                    /s/ PAIGE (illegible)
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        Corporate Officer                            Witness

/s/ DODI B. ZIRKLE                      /s/ PAIGE (illegible)
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      Company Representative                         Witness


MUSTANG SOFTWARE, INC.

/s/ DON LEONARD                         /s/ CHARLES BRANDON
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        Corporate Officer                            Witness